UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Report): November 30, 2004

The Rowe Companies

(exact name of registrant as specified in its charter)

Nevada	1-10226	54-0458563
State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)

1650 Tysons Blvd, Suite 710, McLean, Virginia 22102

(Address of principal executive offices Zip Code)

Registrant’s telephone number, including area code: 703-847-8670

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Item 2.05 Costs Associated with Exit or Disposal Activities

The following information is filed under Items 1.01, 2.04 and 2.05 of Form 8-K:

On November 30, 2004, Rowe Properties Sylmar Inc. (“Rowe Properties Sylmar”), a subsidiary of Rowe Properties, Inc., which in turn is a subsidiary of The Rowe Companies (the “Company”), entered into an agreement, dated as of November 30, 2004 (the “Sale Agreement”), with Rexford Industrial LLC, as buyer (the “Buyer”), providing for the sale by Rowe Properties Sylmar to the Buyer of certain real estate investment property located in Sylmar, California (the “Sylmar Property”). A copy of the Sale Agreement is filed as Exhibit 10 to this report. The purchase price is $6,420,000 in cash, of which $200,000 will be deposited by the Buyer into an escrow account, with the balance of the purchase price to be paid at closing. Consummation of the transaction is subject to customary closing conditions, including completion by the Buyer of a 21-day due diligence period during which the Buyer may, in its sole and absolute discretion, terminate the Sale Agreement if it is not satisfied with the results of its investigation. The transaction is expected to be completed in January 2005.

Concurrent with the closing of the sale of the Sylmar Property, the maturity of a $3.1 million loan to Rowe Properties Sylmar that is secured by that property will accelerate and become payable in full and a prepayment penalty of approximately $650,000 will be incurred. The Company intends to utilize the proceeds of the sale of the Sylmar Property to pay off that loan and to pay the prepayment penalty. In addition to securing the $3.1 million loan to be paid off at the time of closing, the Sylmar Property also collateralizes a $5.8 million loan (by the same lender) to another subsidiary of Rowe Properties, Inc. that is primarily secured by real estate investment property located in Jessup, Maryland. Under the original terms of the Jessup loan, a sale of the Sylmar Property would accelerate the maturity of the Jessup loan; however, prior to entering into the Sale Agreement, the lender agreed to waive its right to accelerate the Jessup loan in the event of a sale of the Sylmar Property.

The decision to dispose of the Sylmar Property was initially made by the Company’s Board of Directors in June 2004. The primary reasons for the Board’s decision were the desire to dispose of a non-core asset, the avoidance of significant capital expenditures that will be required in coming years, absent a disposition of this property, and a reduction in the Company’s outstanding indebtedness. Following that decision by the Board, an agreement to sell the Sylmar Property was entered into with another purchaser in June 2004; however, that purchaser executed its withdrawal option and cancelled the agreement in August 2004.

In addition to the $650,000 cash outlay for the prepayment penalty described above, the Company estimates it will incur the following costs associated with the sale of the Sylmar Property:

Commission on the sale of real estate	$325,000
Other closing costs	350,000

Total cash outlays (excluding prepayment penalty)	675,000

Non-cash charges:
Write-off of deferred loan fees	80,000

Total costs expected (excluding prepayment penalty)	$755,000

Total costs expected (including prepayment penalty)	$1,405,000

The Sylmar Property had a net book value on the Company’s consolidated balance sheet as of November 28, 2004 of approximately $800,000. Based on this net book value amount and the estimated costs shown above, the Company expects to realize a gain of approximately $2.6 million, net of taxes, from the sale of the Sylmar Property.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

10	Agreement, dated as of November 30, 2004, between Rexford Industrial LLC, as buyer, and Rowe Properties Sylmar Inc., as seller

Forward-Looking Statements

When used in this Current Report on Form 8-K and in other filings with the Securities and Exchange Commission, in press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions, as well as the use of future dates, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to the Company’s future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: changes from anticipated levels of sales, whether due to future national or regional economic and competitive conditions, customer acceptance of existing and new products, or otherwise; the price at which an investment property is sold, cash and non-cash charges incurred in connection therewith, and the timing of any such sale; pending or future litigation; pricing pressures due to excess capacity; raw material cost increases; transportation cost increases; the inability of a major customer to meet its obligations; loss of significant customers in connection with a merger, acquisition, redisposition, bankruptcy or otherwise; actions of current or new competitors; increased advertising costs associated with promotional efforts; change of tax rates; change of interest rates; future business decisions and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the Company. Additional risks are described in the Company’s annual and quarterly filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ROWE COMPANIES
Registrant

Date: December 6, 2004	/s/ Gene S. Morphis
Gene S. Morphis
Chief Financial Officer;
Secretary-Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10	Agreement, dated as of November 30, 2004, between Rexford Industrial LLC, as buyer, and Rowe Properties Sylmar Inc., as seller